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                                                                      EXHIBIT 99

                          LUCILLE FARMS, INC. ANNOUNCES
                                NASDAQ DELISTING

      SWANTON, VT. - OCTOBER 6, 2005 - Lucille Farms, Inc. (OTC: LUCY.PK) announced today that its common stock was deslisted from The Nasdaq Capital Market, effective with the opening of business on October 6, 2005, for its failure to be in compliance with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company may request the Nasdaq Listing and Hearing Review Council to review the decision of the Nasdaq Listing Qualifications Panel, but has not yet determined whether it will do so.

      The Company's quotation for its common stock is expected to appear in the "Pink Sheets" under the trading symbol "LUCY." The Company's common stock may also be quoted in the future on the OTC Bulletin Board ("OTCBB") provided a market maker files the necessary application with the NASD and such application is cleared. The Company will disclose further trading venue information for its common stock when such information becomes available.

About Pink Sheets LLC

      Pink Sheets provides broker/dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the over-the-counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither a Securities and Exchange Commission (SEC) Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com

About the OTC Bulletin Board

      The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. An OTC equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs
(DPPs). More information is available at http://www.otcbb.com.

      Lucille Farms, Inc. is engaged in the manufacture, processing, shredding and marketing of low moisture mozzarella cheese (including whole milk, part skim and reduced fat low moisture mozzarella cheese), pizza cheese (a product made with low moisture mozzarella cheese and other natural ingredients) and square provolone, and the shredding of other cheese and cheese blends.